Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction to Unaudited Pro Forma Condensed Combined Financial Information

On March 26, 2010 (the “Effective Date”), SunPower Corporation (“SunPower” or the “Company”) completed its acquisition of SunRay Malta Holdings Limited (“SunRay”), a European solar power plant developer company organized under the laws of Malta, under which SunPower purchased all the issued share capital of SunRay. As a result of the completion of the acquisition, SunRay has become a wholly-owned subsidiary of SunPower and the results of SunRay have been included in the consolidated results of SunPower since March 26, 2010. As part of the acquisition, SunPower acquired SunRay’s project pipeline of solar photovoltaic projects in Italy, France, Israel, Spain, the United Kingdom and Greece. The pipeline consists of projects in various stages of development. SunRay’s power plant development and project finance team consists of approximately 70 employees.

The total consideration for the acquisition was approximately $296.1 million, including approximately: (i) $263.4 million paid in cash to SunRay’s class A shareholders, class B shareholders and class C shareholders; (ii) $18.7 million paid in cash to repay outstanding debt of SunRay; and (iii) $14.0 million in promissory notes issued by SunPower North America, LLC, a wholly-owned subsidiary of the Company, and guaranteed by SunPower. A portion of the purchase price allocated to SunRay’s class A shareholders, class B shareholders and certain non-management class C shareholders (approximately $244.4 million in total) was paid by SunPower in cash and the remaining portion of the purchase price allocated to SunRay’s class C management shareholders was paid with a combination of approximately $19.0 million in cash and approximately $14.0 million in promissory notes.

The $14.0 million in promissory notes issued to SunRay’s management shareholders have been structured to provide a retention incentive. All of the promissory notes provide that if the management shareholder’s employment is terminated after March 26, 2010 by SunPower for “cause” or by the management shareholder without “good reason,” the amounts then remaining under the promissory notes will be cancelled. In general, the risk of cancellation of most of these notes will lapse as to one-half of the principal amount on the date that is either six or nine months after March 26, 2010, depending upon the note, and as to the other half on the date that is either twelve or eighteen months after March 26, 2010. Since the vesting and payment of the promissory notes are contingent on future employment, the promissory notes are considered deferred compensation and therefore are not included in the purchase price allocated to the net assets acquired.

Approximately $32.3 million of the purchase price paid and promissory notes payable to certain principal shareholders of SunRay will be held in escrow for up to two years following March 26, 2010, and be subject to potential indemnification claims that may be made by SunPower during that period. The escrow fund consists of approximately $28.7 million paid in cash and approximately $3.6 million in promissory notes issued by SunPower North America, LLC. The escrow is generally tied to compliance with the representations and warranties made as part of the acquisition. Therefore, the $28.7 million in cash of the $263.4 million cash consideration is considered a part of the purchase price allocated to the net assets acquired. The funds in escrow, less any amounts relating to paid or pending claims, will be released two years following March 26, 2010.

SunPower reports on a fiscal-year basis and ends its quarters on the Sunday closest to the end of the applicable calendar quarter, except in a 53-week fiscal year, in which case the additional week falls into the fourth quarter of that fiscal year. SunPower’s fiscal year 2009 consists of 53 weeks. SunRay’s fiscal year ends on June 30 of each year, with six month interim periods ending on December 31 of each year.

SunRay reports under International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”). Management has determined that there are no quantitative differences between IFRS and generally accepted accounting principles in the United States of America (“US GAAP”) that are applicable to SunRay for the periods presented.

The unaudited pro forma condensed combined balance sheet is based on the historical condensed consolidated balance sheet of SunPower and the historical consolidated accounting records of SunRay as of January 3, 2010 and December 31, 2009, respectively, and has been prepared to reflect the acquisition as if it had been consummated on January 3, 2010. The balance sheet information for SunRay has been derived, without material modification, from SunRay’s historical consolidated accounting records and converted from Euros into US dollars at the rate of 1.4344 to the Euro.

The unaudited pro forma condensed combined statement of operations is based on the historical results of SunPower and the historical consolidated accounting records of SunRay for the twelve months ended January 3, 2010 and December 31, 2009, respectively, as if the acquisition had been completed at the start of SunPower’s 2009 fiscal year. SunRay’s historical results have been derived, without material modification, from SunRay’s historical consolidated accounting records by aggregating the historical consolidated accounting records for the six months period ended December 31, 2009 and the statements of operations for the year ended June 30, 2009 and deducting the historical consolidated accounting records for the six months period ended December 31, 2008. The statement of operations information for SunRay has been converted from Euros into US dollars using the average exchange rate for the twelve months ended January 3, 2010 at the rate of 1.39463 to the Euro. For ease of reference, the unaudited pro forma condensed combined financial information uses SunPower’s period-end date and no adjustments were made to SunRay’s historical consolidated accounting records for the different period-end date.

SunPower has accounted for this acquisition using the acquisition method. SunPower preliminarily allocated the purchase price to the acquired assets and liabilities based on their estimated fair values at the acquisition date as summarized in Note 1 to this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions which are preliminary and has been made solely for purposes of developing such pro forma information. In connection with the plan to integrate the operations of SunPower and SunRay, SunPower anticipates that non-recurring charges, such as costs associated with system implementation, relocation expenses, severance and other costs related to exit or disposal activities, will be incurred. SunPower is not able to determine the timing, nature and amount of these charges as of the date of this current report. However, these charges could affect the combined results of operations of SunPower and SunRay in the period in which they are recorded. The unaudited pro forma condensed combined financial information does not include the effects of the costs associated with any integration activities resulting from the transaction, as they are non-recurring in nature and not factually supportable at the time that the unaudited pro forma condensed combined financial information was prepared. In addition, the pro forma condensed combined financial statements do not include any potential operating efficiencies or cost savings from expected synergies of combining the companies. The unaudited pro forma condensed combined financial information is not necessarily an indication of the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of SunPower and the historical consolidated accounting records of SunRay and should be read in conjunction with:

•	the accompanying notes to these unaudited pro forma condensed combined financial information;

•
the separate historical financial statements of SunPower as of and for the year ended January 3, 2010 and information under the caption “Risk Factors” included in SunPower’s Annual Report on Form 10-K which have been filed with the SEC; and

•	the separate historical financial statements of SunRay as of and for the years ended June 30, 2009 and June 30, 2008, which have been filed as an exhibit to this current report on Form 8-K/A.

All intercompany balances and profits or losses from transactions between SunPower and SunRay have been eliminated in these pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED BALANCE SHEETS
AS OF JANUARY 3, 2010
(In thousands)
(Unaudited)

	Historical		Pro Forma		Pro Forma
	SunPower	SunRay	Adjustments	Notes	Combined

Assets
Current assets:
Cash and cash equivalents	$615,879	$14,596	$(282,090)	(a)
			(6,363)	(b)	$342,022
Restricted cash and cash equivalents, current portion	61,868	38,512	-		100,380
Short-term investments	172	-	-		172
Accounts receivable, net	248,833	2,693	(785)	(c)	250,741
Costs and estimated earnings in excess of billings	26,062	-	(7,152)	(d)	18,910
Inventories	202,301	-	-		202,301
Assets held-for-sale	-	465	-		465
Advances to suppliers, current portion	22,785	-	-		22,785
Prepaid expenses and other current assets	104,442	18,264	-		122,706
Total current assets	1,282,342	74,530	(296,390)		1,060,482

Restricted cash and cash equivalents, net of current portion	248,790	-	-		248,790
Property, plant and equipment, net	682,344	154,969	7,152	(d)
			28,432	(e)	872,897
Project assets	9,607	13,425	85,359	(f)	108,391
Goodwill	198,163	-	133,187	(g)	331,350
Other intangible assets, net	24,974	-	1,120	(h)	26,094
Advances to suppliers, net of current portion	167,843	-	-		167,843
Other long-term assets	81,973	85	-		82,058
Total assets	$2,696,036	$243,009	$(41,140)		$2,897,905

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$234,692	$5,070	$(785)	(c)	$238,977
Accrued liabilities	114,008	20,821	(1,239)	(i)	133,590
Billings in excess of costs and estimated earnings	17,346	-	-		17,346
Short-term debt and current portion of long-term debt	11,250	38,459	-		49,709
Convertible debt, current portion	137,968	-	-		137,968
Customer advances, current portion	19,832	-	-		19,832
Total current liabilities	535,096	64,350	(2,024)		597,422

Long-term debt	237,703	140,374	3,028	(j)	381,105
Convertible debt, net of current portion	398,606	-	-		398,606
Customer advances, net of current portion	72,288	-	-		72,288
Long-term deferred tax liability	6,777	11	-		6,788
Other long-term liabilities	70,045	3,732	(1,239)	(i)	72,538
Total liabilities	1,320,515	208,467	(235)		1,528,747
Stockholders’ equity:
Common stock	97	76,889	(76,889)	(k)	97
Additional paid-in capital	1,305,032	14,367	(14,367)	(k)	1,302,617
Accumulated other comprehensive income (loss)	(17,357)	288	(288)	(k)	(14,942)
Retained earnings (accumulated deficit)	100,733	(57,002)	57,002	(k)
			(6,363)	(b)	94,370
	1,388,505	34,542	(40,905)		1,382,142
Less: shares of class A common stock held in treasury, at cost	(12,984)	-	-		(12,984)
Total stockholders’ equity	1,375,521	34,542	(40,905)		1,369,158
Total liabilities and stockholders’ equity	$2,696,036	$243,009	$(41,140)		$2,897,905

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
	Year Ended January 3, 2010
	SunPower	SunRay	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue:
Systems	$589,470	$2,717	$(144,162)	(l)	$448,025
Components	934,813	-	-		934,813
Total revenue	1,524,283	2,717	(144,162)		1,382,838
Operating costs and expenses:
Cost of systems revenue	498,594	-	(96,863)	(m)
			1,417	(n)	403,148
Cost of components revenue	741,969	-	-		741,969
Research and development	31,642	7,152	-		38,794
Selling, general and administrative	190,244	28,124	6,032	(n)
			224	(o)
			11,454	(p)	236,078
Total operating costs and expenses	1,462,449	35,276	(77,736)		1,419,989
Operating income (loss)	61,834	(32,559)	(66,426)		(37,151)
Other income (expense):
Interest income	2,109	98	(846)	(q)	1,361
Interest expense	(35,635)	(2,495)	-		(38,130)
Gain on purchased options	21,193	-	-		21,193
Other, net	(5,229)	(2,350)	-		(7,579)
Other income (expense), net	(17,562)	(4,747)	(846)		(23,155)
Income (loss) before income taxes and equity in earnings of unconsolidated investees	44,272	(37,306)	(67,272)		(60,306)
Provision for (benefit from) income taxes	21,028	229	-		21,257
Income (loss) before equity in earnings of unconsolidated investees	23,244	(37,535)	(67,272)		(81,563)
Equity in earnings of unconsolidated investees	9,929	-	-		9,929
Net income (loss)	$33,173	$(37,535)	$(67,272)		$(71,634)

Net income (loss) per share of class A and class B common stock:
Basic	$0.36				$(0.79)
Diluted	$0.36				$(0.79)

Weighted-average shares:
Basic	91,050				91,050
Diluted	92,746				91,050

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the acquisition method, and is based on the historical financial statements of SunPower and the historical consolidated accounting records of SunRay after:  (i) elimination of all intercompany balances and profits or losses from transactions between SunPower and SunRay; (ii) giving effect to the cash paid by SunPower to consummate the acquisition; and (iii) other pro forma adjustments. Certain reclassifications have been made to conform SunRay’s historical consolidated accounting records to SunPower’s historical financial statement presentation. SunPower used the month end exchange rate to remeasure the currency translation from Euro to US dollar on the balance sheet and used the average exchange rate of the twelve month period presented to remeasure the currency translation on the statement of operations. The Euro amounts have been translated into US dollars at the rate of 1.4344 to the Euro for the balance sheet. For the twelve month statement of operations, the Euro amounts have been translated into US dollars at the rate of 1.39463 to the Euro.

The unaudited pro forma condensed combined balance sheet is based on the historical condensed consolidated balance sheets of SunPower and the historical consolidated accounting records of SunRay as of January 3, 2010 and December 31, 2009, respectively, and has been prepared to reflect the acquisition as if it had been consummated on January 3, 2010. The unaudited pro forma condensed combined statement of operations is based on the historical results of SunPower and the historical consolidated accounting records of SunRay for the twelve months ended January 3, 2010 and December 31, 2009, respectively, as if the acquisition had been completed at the start of SunPower’s 2009 fiscal year. For ease of reference, the unaudited pro forma condensed combined financial information uses SunPower’s period-end date and no adjustments were made to SunRay’s historical consolidated accounting records for the different period-end dates.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions which are preliminary and has been made solely for purposes of developing such pro forma information. The unaudited pro forma condensed combined financial information is not necessarily an indication of the results that would have been achieved had the acquisition been consummated as of the dates indicated or that may be achieved in the future.

2.	Preliminary Purchase Price Allocation

The preliminary allocation of the purchase price on March 26, 2010 was as follows:

(In thousands)	Amount
Net tangible assets acquired	$48,999
Project assets	98,784
Purchased technology	1,120
Goodwill	133,187
Total purchase consideration	$282,090

The fair value of net tangible assets acquired on March 26, 2010 consisted of the following:

(In thousands)	Amount
Cash and cash equivalents	$9,391
Restricted cash and cash equivalents	46,917
Accounts receivable, net	5,891
Prepaid expenses and other assets	54,584
Assets held-for-sale (1)	175,439
Property, plant and equipment, net	455
Total assets acquired	292,677
Accounts payable	(16,479)
Other accrued expenses and liabilities	(52,984)
Debt	(174,215)
Total liabilities assumed	(243,678)
Net assets acquired	$48,999

(1)	Assets classified as “Property, plant and equipment, net” in the unaudited pro forma condensed combined balance sheet as of January 3, 2010.

The difference between the fair value of the net tangible assets acquired on the March 26, 2010 acquisition date and as of the January 3, 2010 date of the pro forma condensed combined balance sheet is not significant. Since the Company’s purchase price allocation is not fully complete, the Company may be subject to goodwill adjustments as additional information relating to the fair value of project assets and the recognition of prepaid expenses, other current assets, accounts payable and other accrued liabilities becomes available. Assets held-for-sale represent project assets which are available for immediate sale and the sale of which is probable. All receivables and payables between SunPower and SunRay at the acquisition date were eliminated in purchase accounting effective March 26, 2010.

In the Company’s determination of the fair value of the project assets and purchased technology acquired, it considered, among other factors, three generally accepted valuation approaches: the income approach, the market approach and the cost approach. The Company selected the approaches that it believed to be most indicative of the fair value of the assets acquired.

Project Assets

The project assets totaling approximately $98.8 million can be broken down into two distinct groups: (i) projects and EPC pipeline, which relate to the development of power plants; and (ii) operation and maintenance (“O&M”) pipeline, which relate to maintenance contracts that are established after the developed plants are sold. The Company applied the income approach using the Multi-Period Excess Earnings Method based on estimates and assumptions of future performance of these project assets provided by SunRay’s and our management to determine the fair value of the project assets. SunRay’s and our management’s estimates and assumptions regarding the fair value of the project assets is derived from probability adjusted cash flows of certain project assets acquired based on the varying development stages of each project asset on the acquisition date. The Company anticipates amortizing the project assets based on the pattern of economic benefit provided using the same probability adjusted cash flows from the sale of solar power plants over estimated lives of approximately 4 years from the date of acquisition. Determination of the classification of the amortization of the project assets is based upon preliminary estimates and assumptions and could change.

Purchased Technology

The Company applied the cost approach to calculate the fair value of internally developed technologies related to the project development business. The Company determined the fair value of the purchased technology totaling approximately $1.1 million based on estimates and assumptions for the cost of reproducing or replacing the asset based on third party charges, salaries of employees and other internal development costs incurred. The Company is amortizing the purchased technology to “Selling, general and administrative” expense on a straight-line basis over estimated lives of 5 years.

Goodwill

Of the total estimated purchase price paid at the time of acquisition, approximately $133.2 million has been allocated to goodwill within the Company’s Systems Segment. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and other intangible assets and is not deductible for tax purposes. Among the factors that contributed to a purchase price in excess of the fair value of the net tangible and other intangible assets was the acquisition of an assembled workforce, synergies in technologies, skill sets, operations, customer base and organizational cultures.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the purchase price, to reflect amounts related to SunRay’s net tangible and intangible assets at an amount equal to the estimate of their fair values, to reflect the amortization expense related to the estimated amortizable other intangible assets and to reflect expense incurred from the promissory notes. All intercompany balances and profits or losses from transactions between SunPower and SunRay have been eliminated in this unaudited pro forma condensed combined financial information. The pro forma combined provision for income taxes does not necessarily reflect the amount that would have resulted had SunPower and SunRay filed consolidated income tax returns during the periods presented.

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a)	To reflect the cash consideration paid by SunPower in connection with the acquisition;
(b)
To reflect estimated acquisition-related costs of approximately $6.4 million such as legal, accounting, valuation and other professional services to consummate the acquisition that are not yet reflected in the historical results of SunPower and the historical consolidated accounting records of SunRay as of January 3, 2010 and December 31, 2009, respectively. These costs are expensed as incurred;

(c)	To eliminate trade accounts receivable and payable between SunPower and SunRay;
(d)	To reclassify costs and estimated earnings in excess of billings between SunPower and SunRay to property, plant and equipment;
(e)	To record the fair value of SunRay's property, plant and equipment;
(f)	To record the fair value of SunRay's project and EPC pipeline and O&M pipeline;
(g)	To record SunRay's goodwill acquired;
(h)	To record the fair value of SunRay's internally developed technologies;
(i)	To eliminate intercompany deferred O&M services revenue between SunPower and SunRay;
(j)	To eliminate SunRay's debt issuance costs related to the Cassiopea project loan;
(k)	To eliminate SunRay's historical stockholders' equity;
(l)	To eliminate systems revenue on sales from SunPower to SunRay;
(m)	To eliminate cost of systems revenue on sales from SunPower to SunRay;
(n)
To record amortization of SunRay's project assets acquired. Determination of the classification of the amortization of the project assets is based upon preliminary estimates and assumptions and could change;

(o)	To record amortization of SunRay's internally developed technologies acquired;
(p)
To record the value of the vesting of promissory notes issued by SunPower to SunRay’s management upon the provision of post-combination services assuming such agreements were entered into at the start of SunPower’s 2009 fiscal year and there were no terminations; and

(q)	To reflect an estimated reduction of interest income as a result of the cash used in the acquisition.